EXHIBIT 5
Briggs and Morgan
Professional Association
2200 IDS Center
Minneapolis, MN 55402
(612) 977-8400
August 30, 2007
Wireless Ronin Technologies, Inc.
5929 Baker Road, Suite 475
Minnetonka, Minnesota 55345

Re:	Wireless Ronin Technologies, Inc.
Registration Statement on Form S-8
2006 Equity Incentive Plan
2006 Non-Employee Director Stock Option Plan
Employee Warrants
Ladies and Gentlemen:
     In connection with the registration on Form S-8 under the Securities Act of 999,000 shares of common stock to be issued under the Wireless Ronin Technologies, Inc. 2006 Equity Incentive Plan, 510,000 shares of common stock to be issued under the Wireless Ronin Technologies, Inc. 2006 Non-Employee Director Stock Option Plan and 367,845 shares issuable upon the exercise of Employee Warrants, we have examined such documents and have reviewed such questions of law as we have considered necessary and appropriate for the purposes of this opinion and, based thereon, we advise you that, in our opinion, when such shares have been issued and sold pursuant to the provisions of the applicable plan or warrant agreement, and in accordance with the registration statement, such shares will be validly issued, fully paid and nonassessable shares of common stock of Wireless Ronin Technologies, Inc.
     We hereby consent to the filing of this opinion as an exhibit to the above described registration statement.

Very truly yours,

/s/ Briggs and Morgan, Professional Association
BRIGGS AND MORGAN,
Professional Association